First M&F Corporation

June 30, 2009

Dear Shareholder:

Consistent with the decision of the Board of Directors at its May meeting, the June 30, 2009 dividend payable to common shareholders is $0.01 per share. Management and the Board of Directors are aware and sensitive to the negative impact upon shareholders after sixteen straight quarters of paying $0.13 per share.

The rationale for this very modest dividend is to keep at least some cash dividend rather than forego it entirely. Capital is precious at all times and especially in these times. In the midst of a recession, a credit cycle, a major real estate value retrenchment, and a market very cautious if not skeptical about investing new capital into commercial banks, preserving capital for a time by reducing the common dividend is wise although painful.

There are some signs of recovery in the overall economy. Reliable trends are not yet established. The damage to real estate values and housing sales and the pain of foreclosures and defaults on real estate projects continue. M&F is adjusting to these challenges by adding to reserves, recognizing impairments, writing down and selling properties and taking losses.

Loan volumes have inched up from the winter months. Savings rates and deposits have held steady. New sales initiatives and service improvements continue. As most others, we look forward to a solid, steady recovery, in both the economy and our performance. We must be patient about those matters beyond our control and influence. We must have a relentless urgency about those matters which we can control and influence.

We look forward to resumption of solid, profitable performance and resumption of a higher dividend. Meanwhile, we will marshal your capital. Thank you for your continued support and confidence in M&F.

Sincerely,

Hugh S. Potts, Jr.
Chairman and Chief Executive Officer